Exhibit 99.3

July 31, 2008

Board of Directors
Partners Financial Holdings, Inc.
#1 Ginger Creek Meadows
Glen Carbon, Illinois 62034

Re:           Pre-Effective Amendment No. 1 to Form S-4 of First Clover Leaf Financial Corp.

Members of the Board:

Reference is made to our opinion letter, dated April 29, 2008, with respect to the fairness, from a financial point of view, to the holders of the common stock of Partners Financial Holdings, Inc. (“Partners”) of the right to receive the per share consideration to be paid by First Clover Leaf Financial Corp. (“FCLF”) in connection with the merger of Partners with and into FCLF pursuant to an Agreement and Plan of Merger between Partners and FCLF.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Partners in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.  We understand that FCLF has determined to include our opinion in the above-referenced Registration Statement.  Our opinion is not intended to, and may not, be relied upon by FCLF or its stockholders.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary - Partners’ Financial Advisor Provided an Opinion to the Partners’ Board of Directors as to the Fairness of the Merger Consideration from a Financial Point of View”, “Summary – Background of the Merger”, “The Merger – Background of the Merger”, “The Merger – Partners’ Reasons for the Merger and Board Recommendation”, and “The Merger - Analysis of Financial Advisors to Partners” in, and to the inclusion of such opinion as Annex D to, the Proxy Statement/Prospectus included in the above-mentioned Registration Statement.  By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/S/ STIFEL, NICOLAUS & COMPANY, INCORPORATED